Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 22, 2026, with respect to the consolidated financial statements of AKW Holdings Limited and its subsidiaries, incorporated herein by reference and to the reference to our firm as “experts” under the heading “Independent Auditors” in the prospectus.

/s/ KPMG Audit Limited

Crown House, Bermuda

September 16, 2026